EXHIBIT 99.1

For Immediate Release

 Citadel Exploration Announces Successful Well Recompletion

Newport Beach, CA, March 5, 2015 - Citadel Exploration, Inc. (OTCQB: COIL) (“Citadel” or “the Company”), a pure-play California oil company with operations in the Salinas and San Joaquin Basins of California, announced today that recent recompletion operations on the Yowlumne 2-26 well were successful.  The well has produced at a stable rate of approximately 25 barrels of oil per day for the past 10 days.

"My family has been active in this part of the San Joaquin Basin for over 30 years.  The 2-26 well was drilled in 2007 and never properly completed,” said Armen V. Nahabedian President and CEO of Citadel Exploration.  “Our efforts to date on this well have given us solid data to show that this entire area is more productive than originally thought,” he added.  “We are within 90 days of completing our CEQA application for two additional exploration wells in this area that encompasses approximately 3,000 acres.  Recent success by other operators in the area coupled with new 3D seismic interpretation increases our excitement for further exploration and production.”

Additionally, Citadel announced that on February 27, 2015 it had filed suit against the County of San Benito, the location of the Company’s Indian Oil Field which was discovered in 2014.  The suit asks the Court to determine whether the recently passed Measure J, a measure to ban oil operations in the County, conflicts with State law and is, therefore, preempted and of no force and effect.  Local laws like Measure J cannot regulate an area of law covered by State law.

“This is potentially one of the quickest and least expensive ways for all parties to have a court determine the legality of Measure J and the statutory scheme the County enacted enabling the implementation of the Measure,” said Citadel’s general counsel, Jeffery A. Coleman.

About Citadel Exploration, Inc.:

Citadel Exploration (OTCQB: COIL) is a pure-play California oil company with operations in the Salinas and San Joaquin Basins of California. Citadel has a broad portfolio of capital investment opportunities arising from management’s extensive knowledge of the geology and the history of oil and gas exploration and development in California.

Citadel currently is focusing its efforts on two primary prospects:  Indian Oil Field, a thermal-recovery project in San Benito County, and the 3,000 acre Yowlumne Project located in the Southern San Joaquin Basin of Kern County.

Citadel prides itself on its legacy of discovery and innovation in the industry, and is committed to a plan of careful, deliberate growth tempering risk by focusing on historically successful projects.  The best place to find oil, is where it has already been found.

Company Contact:
Phil McPherson – CFO
949-612-8040